Exhibit 5.1

May 31, 2005

Board of Directors

Torchmark Corporation

2001 Third Avenue South

Birmingham, Alabama 35233

Re:	Torchmark Corporation 2005 Non-Employee Director Incentive Plan

Gentlemen:

As Vice President, Associate Counsel and Corporate Secretary of Torchmark Corporation (the “Company”), a Delaware corporation, I have served as counsel for the Company in connection with the registration of the Torchmark Corporation 2005 Non-Employee Director Incentive Plan (the “Plan”). This opinion is being rendered pursuant to the requirements of the Form S-8 Registration Statement to be filed on behalf of the Plan with the Securities and Exchange Commission along with the accompanying Form S-3 Resale Prospectus.

For purposes of this opinion, I am familiar with and have reviewed the Certificate of Incorporation and By-laws of the Company, minutes of the meetings of the Board of Directors and Shareholders of the Company adopting the Plan, and such corporate records and other documents as I have deemed relevant. I have also made such examinations of law as I have deemed relevant. In my review, I have assumed, but not independently verified, the genuineness of all signatures on all documents examined by me, the conformity of all original documents and the authenticity of all such documents.

Based upon the foregoing, and subject to the qualifications set forth herein, I am of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware with 320,000,000 authorized common shares;

2.	The Plan has been duly proposed and adopted by the Board of Directors and the Shareholders of the Company in compliance with the General Corporation Laws of the State of Delaware; and

3.	As and when issued in compliance with the terms and conditions of the Plan, the common shares so issued are or will be duly authorized, legally issued, fully paid and non-assessable stock of the Company.

I am licensed to practice law only in the State of Alabama, and accordingly, I offer no opinion as to the application of decisions or statutory law (including conflict of law rules) of any jurisdictions other than the States of Alabama and Delaware and the United States of America.

I hereby consent to the use of this opinion as a part of the Form S-8 Registration Statement and accompany Form S-3 Resale Prospectus filed on behalf of the Plan with the Securities and Exchange Commission and to the use of my name in the section entitled “Experts” in the above-mentioned resale prospectus.

Very truly yours,

/s/ Carol A. McCoy
Carol A. McCoy